Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Second Quarter and First Half 2025 Results

■Second quarter of 2025 net sales increased 3% versus the second quarter of 2024.

■Gross profit in the second quarter of 2025 was $742 million, an increase of 4% versus the second quarter of 2024. Gross margin in the second quarter of 2025 increased 10 basis points(a) to 40.0%.

■Income from operations for the second quarter of 2025 was $272 million, an increase of $13 million, or 5%, versus the second quarter of 2024. Operating margin for the second quarter of 2025 increased 30 basis points to 14.7%.

■For the first half of 2025, income from operations was $462 million, a decrease of $13 million, or 3%.

Key Results

	Second Quarter			First Half
(in millions)	2025	2024	Change	2025	2024	Change
Volume(1)	90.7	91.5	(0.8)%	167.4	173.6	(3.5)%
Net sales	$1,855.5	$1,795.9	3.3%	$3,435.5	$3,387.6	1.4%
Gross profit	$742.5	$716.7	3.6%	$1,369.6	$1,357.3	0.9%
Gross margin	40.0%	39.9%		39.9%	40.1%
Income from operations	$272.1	$259.1	5.0%	$461.9	$474.5	(2.7)%
Operating margin	14.7%	14.4%		13.4%	14.0%

Beverage Sales	Second Quarter			First Half
(in millions)	2025	2024	Change	2025	2024	Change
Sparkling bottle/can	$1,080.0	$1,048.9	3.0%	$2,013.8	$1,996.4	0.9%
Still bottle/can	$626.1	$597.5	4.8%	$1,135.2	$1,108.4	2.4%

(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery.

Second Quarter and First Half 2025 Review

CHARLOTTE, July 24, 2025 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the second quarter ended June 27, 2025 and the first half of fiscal 2025.

“We’re pleased to report very solid second quarter results as we kicked off the summer selling season with strong marketplace execution across our territory,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our ongoing focus on top-line growth and margin management is producing steady profit growth and substantial cash flow. These strong, sustained results have allowed us to make an investment in our greatest asset, our teammates, to improve retention and in-store execution. We look forward to continued success in the second half of the year as our 17,000 dedicated teammates serve our customers, consumers and communities with purpose.”

Volume was down 0.8% in the second quarter of 2025 and down 3.5% in the first half of the year. The first half of 2025 had two fewer selling days compared to the first half of 2024, which accounted for approximately 1.0% of the volume decline during the first half of 2025. Our Sparkling category volume declined slightly by 0.3% in the second quarter of 2025 and 2.6% in the first half of 2025. Coca-Cola Original taste continued to be negatively impacted by shifts in consumer demand with the balance of our Sparkling portfolio recording solid growth during the second quarter of 2025. Still volume declined 2.4% and 6.3% in the second quarter and first half of 2025, respectively. Volume of our Dasani water packages was down during the second quarter; however, we experienced solid volume growth in our enhanced water, energy and protein products. Excluding Dasani, volume within our Still category increased by 2.0% in the second quarter of 2025 and 0.3% in the first half of 2025.

Net sales increased 3.3% to $1.9 billion in the second quarter of 2025 and increased 1.4% to $3.4 billion in the first half of 2025. Sparkling and Still net sales increased 3.0% and 4.8% in the second quarter of 2025, respectively, compared to the second quarter of 2024. Sales within supermarkets, club stores and value channels were strong during the second quarter of 2025 as consumers sought value in take-home packages, while sales slowed in our small store convenience outlets and eating and drinking on-premise locations. The increase in Sparkling category sales during the quarter was driven by pricing realization and solid growth within zero-sugar and other flavor offerings, partially offset by softness in Coca-Cola Original taste. The increase in sales within our Still category was concentrated in our Monster Energy, Core Power, Topo Chico and smartwater brands.

Gross profit in the second quarter of 2025 was $742.5 million, an increase of $25.8 million, or 3.6%. Gross margin in the second quarter of 2025 improved 10 basis points to 40.0%. Pricing realization associated with the annual price increase in the first quarter of 2025 contributed to the modest gross margin expansion. Gross profit in the first half of 2025 was $1.4 billion, an increase of $12.3 million, or 0.9%.

“We are successfully navigating a demanding retail environment as our customers and consumers are increasingly prioritizing value,” said Dave Katz, President and Chief Operating Officer. “Our commercial planning anticipated the need for a broad range of packages and prices that would appeal to value-conscious consumers. Our steady investments in supply chain capabilities over the past several years have enabled us to be highly responsive to this evolving marketplace.”

Selling, delivery and administrative (“SD&A”) expenses in the second quarter of 2025 increased $12.8 million, or 2.8%. SD&A expenses in the first half of 2025 increased $25.0 million, or 2.8%. The increase in SD&A expenses in the second quarter and first half of 2025 as compared to the second quarter and first half of 2024 was primarily driven by an increase in labor costs related to annual wage adjustments. SD&A expenses as a percentage of net sales in the second quarter of 2025 decreased 10 basis points to 25.4% as compared to the second quarter of 2024. SD&A expenses as a percentage of net sales in the first half of 2025 increased 30 basis points to 26.4% as compared to the first half of 2024.

Income from operations in the second quarter of 2025 was $272.1 million, compared to $259.1 million in the second quarter of 2024, an increase of 5.0%. Operating margin for the second quarter of 2025 was 14.7% as compared to 14.4% for the second quarter of 2024, an increase of 30 basis points. For the first half of 2025, income from operations decreased $12.6 million to $461.9 million, a decline of 2.7%. The two fewer selling days in the first half of 2025 accounted for approximately $10 million of the decrease in income from operations.

Net income in the second quarter of 2025 was $187.4 million, compared to $172.8 million in the second quarter of 2024, an increase of $14.6 million, or 8.4%. On an adjusted(b) basis, net income in the second quarter of 2025 was $195.2 million, compared to $192.8 million in the second quarter of 2024, an increase of $2.4 million, or 1.2%. Income tax expense for the second quarter of 2025 was $65.6 million, compared to $59.4 million for the second quarter of 2024, resulting in an effective income tax rate of approximately 26% for both periods.

Net income in the first half of 2025 was $291.0 million, compared to $338.6 million in the first half of 2024, a decline of $47.6 million, or 14.0%. On an adjusted(b) basis, net income in the first half of 2025 was $331.4 million, compared to $355.2 million in the first half of 2024, a decrease of $23.8 million, or 6.7%. Net income for the first half of 2025 was adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven primarily by a decrease in the discount rate and changes in the future cash flow projections used to compute the fair value of the liability.

Cash flows from operations for the first half of 2025 were $406.2 million, compared to $437.1 million for the first half of 2024. In the first half of 2025, we invested approximately $157 million in capital expenditures as we continue to optimize our supply chain and invest for future growth. In fiscal year 2025, we expect capital expenditures to be approximately $300 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the second quarter ended June 27, 2025 and the first half of fiscal 2025 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Brian K. Little (Media)	Matt Blickley (Investors)
Vice President, Corporate Communications Officer	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
(980) 378-5537	(704) 557-4910
Brian.Little@cokeconsolidated.com	Matt.Blickley@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company, and other partner companies, in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 123 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability and product safety; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Second Quarter		First Half
(in thousands, except per share data)	2025	2024	2025	2024
Net sales	$1,855,519	$1,795,943	$3,435,496	$3,387,569
Cost of sales	1,113,023	1,079,233	2,065,896	2,030,300
Gross profit	742,496	716,710	1,369,600	1,357,269
Selling, delivery and administrative expenses	470,412	457,570	907,696	882,723
Income from operations	272,084	259,140	461,904	474,546
Interest expense (income), net	5,948	(1,620)	12,822	(4,336)
Other expense, net	13,144	28,535	56,617	23,822
Income before taxes	252,992	232,225	392,465	455,060
Income tax expense	65,605	59,413	101,467	116,507
Net income	$187,387	$172,812	$290,998	$338,553

Basic net income per share(c):
Common Stock	$2.15	$1.86	$3.34	$3.63
Weighted average number of Common Stock shares outstanding	76,969	83,016	77,048	83,349

Class B Common Stock	$2.15	$1.86	$3.34	$3.62
Weighted average number of Class B Common Stock shares outstanding	10,047	10,047	10,047	10,047

Diluted net income per share(c):
Common Stock	$2.15	$1.85	$3.34	$3.62
Weighted average number of Common Stock shares outstanding – assuming dilution	87,157	93,210	87,236	93,543

Class B Common Stock	$2.15	$1.85	$3.33	$3.59
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	10,188	10,194	10,188	10,194

(c)     All share or per share amounts impacting the net income per share amounts have been retroactively adjusted to reflect the effects of a 10-for-1 forward stock split executed by the Company during the second quarter of 2025.

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 27, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$1,219,925	$1,135,824
Short-term investments	350,186	301,210
Trade accounts receivable, net	592,523	552,979
Other accounts receivable	126,590	130,563
Inventories	349,168	330,395
Prepaid expenses and other current assets	92,847	96,331
Total current assets	2,731,239	2,547,302
Property, plant and equipment, net	1,552,369	1,505,267
Right-of-use assets - operating leases	107,551	112,351
Leased property under financing leases, net	1,991	3,138
Other assets	197,565	181,048
Goodwill	165,903	165,903
Other identifiable intangible assets, net	784,873	798,130
Total assets	$5,541,491	$5,313,139

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of debt	$349,863	$349,699
Current portion of obligations under operating leases	24,538	23,257
Current portion of obligations under financing leases	1,660	2,685
Accounts payable and accrued expenses	963,131	937,528
Total current liabilities	1,339,192	1,313,169
Deferred income taxes	116,941	132,941
Pension and postretirement benefit obligations and other liabilities	928,651	918,061
Noncurrent portion of obligations under operating leases	87,213	92,362
Noncurrent portion of obligations under financing leases	1,469	2,346
Long-term debt	1,437,806	1,436,649
Total liabilities	3,911,272	3,895,528

Equity:
Stockholders’ equity	1,630,219	1,417,611
Total liabilities and equity	$5,541,491	$5,313,139

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Half
(in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$290,998	$338,553
Depreciation expense, amortization of intangible assets and deferred proceeds, net	108,138	94,409
Fair value adjustment of acquisition related contingent consideration	55,118	22,285
Deferred income taxes	(15,985)	2,264
Change in current assets and current liabilities	(17,821)	257
Change in noncurrent assets and noncurrent liabilities	(14,034)	(23,583)
Other	(193)	2,946
Net cash provided by operating activities	$406,221	$437,131

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(157,383)	$(159,400)
Purchases and disposals of short-term investments	(45,659)	(196,480)
Other	(4,317)	(6,299)
Net cash used in investing activities	$(207,359)	$(362,179)

Cash Flows from Financing Activities:
Cash dividends paid	$(43,589)	$(159,353)
Payments of acquisition related contingent consideration	(35,209)	(23,676)
Payments related to share repurchases	(34,410)	(14,471)
Proceeds from bond issuance	—	1,200,000
Other	(1,553)	(13,433)
Net cash (used in) provided by financing activities	$(114,761)	$989,067

Net increase in cash and cash equivalents during period	$84,101	$1,064,019
Cash and cash equivalents at beginning of period	1,135,824	635,269
Cash and cash equivalents at end of period	$1,219,925	$1,699,288

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

	Second Quarter 2025
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$742,496	$470,412	$272,084	$252,992	$187,387	$2.15
Fair value adjustment of acquisition related contingent consideration	—	—	—	12,390	9,275	0.11
Fair value adjustments for commodity derivative instruments	(1,320)	689	(2,009)	(2,009)	(1,511)	(0.02)
Total reconciling items	(1,320)	689	(2,009)	10,381	7,764	0.09
Adjusted results (non-GAAP)	$741,176	$471,101	$270,075	$263,373	$195,151	$2.24

Adjusted % Change vs. Second Quarter 2024	3.6%	2.9%	4.8%

	Second Quarter 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$716,710	$457,570	$259,140	$232,225	$172,812	$1.86
Fair value adjustment of acquisition related contingent consideration	—	—	—	27,826	20,950	0.22
Fair value adjustments for commodity derivative instruments	(1,075)	254	(1,329)	(1,329)	(1,001)	(0.01)
Total reconciling items	(1,075)	254	(1,329)	26,497	19,949	0.21
Adjusted results (non-GAAP)	$715,635	$457,824	$257,811	$258,722	$192,761	$2.07

Results for the first half of 2024 include two additional selling days compared to the first half of 2025. For comparison purposes, the estimated impact of the additional selling days in the first half of 2024 has been excluded from our comparable(b) volume results.

	First Half
(in millions)	2025	2024	Change
Volume	167.4	173.6	(3.5)%
Volume related to extra days in fiscal period	—	(1.8)
Comparable volume	167.4	171.8	(2.5)%

	First Half 2025
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$1,369,600	$907,696	$461,904	$392,465	$290,998	$3.34
Fair value adjustment of acquisition related contingent consideration	—	—	—	55,118	41,449	0.48
Fair value adjustments for commodity derivative instruments	(521)	854	(1,375)	(1,375)	(1,034)	(0.01)
Total reconciling items	(521)	854	(1,375)	53,743	40,415	0.47
Adjusted results (non-GAAP)	$1,369,079	$908,550	$460,529	$446,208	$331,413	$3.81

Adjusted % Change vs. First Half 2024	0.9%	2.9%	(2.9)%

	First Half 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share(c)
Reported results (GAAP)	$1,357,269	$882,723	$474,546	$455,060	$338,553	$3.63
Fair value adjustment of acquisition related contingent consideration	—	—	—	22,285	16,778	0.18
Fair value adjustments for commodity derivative instruments	81	211	(130)	(130)	(98)	—
Total reconciling items	81	211	(130)	22,155	16,680	0.18
Adjusted results (non-GAAP)	$1,357,350	$882,934	$474,416	$477,215	$355,233	$3.81

(c) All share or per share amounts impacting the net income per share amounts have been retroactively adjusted to reflect the effects of a 10-for-1 forward stock split executed by the Company during the second quarter of 2025.
(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.